EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Second Quarter Ended March 31, 2018

MCLEAN, Va., May 02, 2018 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its second fiscal quarter ended March 31, 2018.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2018	December 31, 2017	Change	% Change

Total investment income	$11,086	$10,859	$227	2.1%
Total expenses, net of credits	(5,473)	(5,282)	191	(3.6)
Net investment income	5,613	5,577	36	0.6
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized gain	324	441	(117)	(26.5)
Net unrealized appreciation	3,367	1,142	2,225	194.8
Net increase in net assets resulting from operations	9,304	7,160	2,144	29.9
Weighted average yield on interest-bearing investments	11.5%	12.0%	(0.5)%	(4.2)
Total invested	$19,439	$56,938	$(37,499)	(65.9)
Total repayments and net proceeds	14,198	19,843	(5,645)	(28.4)

As of:	March 31, 2018	December 31, 2017	Change	% Change
Total investments, at fair value	$402,138	$392,430	$9,708	24.7%
Fair value, as a percent of cost	88.0%	87.2%	0.8%	0.9
Net asset value per common share	$8.62	$8.48	$0.14	1.7

Second Fiscal Quarter 2018 Highlights:

  Portfolio Activity: Invested $8.1 million in one new portfolio company and $11.3 million in existing portfolio companies. Received $14.2 million in repayments and net proceeds from portfolio companies resulting in net originations of $5.2 million.
  ATM Program: Sold 265,579 shares of our common stock at a weighted-average price of $8.89 per share through our at-the-market program for gross proceeds of $2.4 million.
  LOC Amendment: Entered into Amendment No. 4 (the “Amendment”) to the Fifth Amended and Restated Credit Agreement with KeyBank as administrative agent, managing agent and lead arranger, Gladstone Management Corporation, the Company’s financial adviser, as servicer, and certain other lenders party thereto (together with the Amendment, the “Credit Facility”). Amendment No. 4 amended the Credit Facility to:
  -- Extend the revolving period from January 19, 2019 to January 15, 2021;
  -- Extend the maturity date from May 1, 2020 to April 15, 2022, at which time all principal and interest will be due and payable;
  -- Reduce the interest rate margin by 40 basis points effective immediately to 2.85% for the balance of the revolving period (January 15, 2021), after which the margin increases to 3.25% for the balance of the facility term;
  -- Change the unused commitment fee from 0.50% of the total unused commitment amount to 0.50% when the average unused commitment amount for the reporting period is less than or equal to 50%, 0.75% when the average unused commitment amount for the reporting period is greater than 50% but less than or equal to 65%, and 1.00% when the average unused commitment amount for the reporting period is greater than 65%; and
  -- Increase the current commitment amount from $170 million to $190 million with the ability to expand to a total facility amount of $265 million through additional commitments of existing lenders.

  Recurring Distributions and Dividends: For each of January, February, and March 2018, paid monthly distributions to common stockholders ($0.07 per common share) and monthly dividends to preferred stockholders ($0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock).

Second Fiscal Quarter 2018 Results:

Interest income increased by approximately $0.3 million, or 3.1%, due to an increase in the weighted-average interest-bearing portfolio balance, slightly offset by a decrease in the weighted-average yield and a decrease in other income quarter over quarter.  Total expenses increased slightly by 3.6% quarter over quarter, primarily due to an increase in interest expense as a result of increased borrowings outstanding quarter over quarter.

Net Investment Income for the quarter ended March 31, 2018 was approximately $5.6 million, or $0.21 per share, an increase of 0.6% as compared to the prior quarter.

The Net Increase in Net Assets Resulting from Operations for the quarters ended March 31, 2018 and December 31, 2017 was $9.3 million, or $0.35 per share, compared to $7.2 million, or $0.27 per share, respectively. The quarter over quarter increase was primarily driven by $3.4 million in net unrealized appreciation.

Subsequent Events:  Subsequent to March 31, 2018, the following significant events occurred:

  Portfolio Activity:
  -- In April 2018, we invested $3.0 million in CHA Holdings, Inc. through secured second lien debt.

  Distributions and Dividends Declared: In April 2018, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
April 20, 2018	April 30, 2018	$0.07	$0.125
May 22, 2018	May 31, 2018	0.07	0.125
June 20, 2018	June 29, 2018	0.07	0.125
	Total for the Quarter	$0.21	$0.375

  Small Business Credit Availability Act: On April 10, 2018, our Board of Directors, including a “required majority” (as such term is defined in Section 57(o) of the Investment Company Act of 1940, as amended (the “1940 Act”))) thereof, approved the modified asset coverage requirements set forth in Section 61(a)(2) of the 1940 Act, as amended by the Small Business Credit Availability Act. As a result, the Company’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective one year after the date of the Board of Director’s approval, or April 10, 2019.

Comments from Gladstone Capital’s President, Bob Marcotte: “The combination of interest income, net of interest expense, increasing 25% over the prior year quarter and the broad based portfolio appreciation this quarter, has lifted our return on equity to 16.3% in the current quarter and to 12.6% for the last four quarters. We continue to be well positioned to improve on our results over the balance of fiscal year 2018 as the full benefit of our recently reduced bank debt costs and the expected rise in floating rates are realized.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, May 3, 2018, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 10, 2018.  To hear the replay, please dial (855) 859-2056 and use conference number 54345967.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through July 3, 2018.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 183 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2018, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.